FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES ELECTS NEW BOARD MEMBER

ABILENE, Kan. (September 13, 2010) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) has announced that Terrence M. Babilla has joined the Company’s Board of Directors.

Mr. Babilla is President, Chief Operating Officer and General Counsel of Sport Supply Group, Inc. (SSG), based in Dallas, Texas. SSG manufactures, imports and distributes sporting goods primarily to the institutional market. He has been with SSG since 1995. Prior to joining SSG, Mr. Babilla was a partner in the Corporate and Securities Group of Hughes & Luce, LLP, a law firm in Dallas. Mr. Babilla received his Juris Doctorate from the University of San Diego. His undergraduate degree is in Finance from Arizona State University, where he graduated magna cum laude.

“Terry Babilla is an excellent addition to our Board of Directors,” said Royce Winsten, chairman of the Board. “His experience with Sport Supply Group, along with his finance and legal skills, will make him a strong addition to our Board. We look forward to the contributions we know he’ll make in the coming months and years.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional broad line retailer that specializes in meeting the needs of smaller, underserved communities across 23 states, primarily in the central United States. The Company offers an exceptional selection of quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 257 stores, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 109 years. To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

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For more information, contact:
Jon A. Ramsey
Vice President - Controller
785-263-3350 X221
email: jramsey@ALCOstores.com
or
Debbie Hagen
Hagen and Partners
913-652-6547
email: dhagen@hagenandpartners.com